Exhibit 10.1

HANESBRANDS INC. ANNUAL INCENTIVE PLAN FOR SECTION 16 OFFICERS

1.    Purpose. The purposes of the Plan are to (a) provide incentives to Section 16 Officers of the Company to enhance efficiency and profitability by providing such officers with an opportunity to earn financial rewards in the form of annual incentive payments if certain performance objectives are met, and (b) promote the interests of the Company and its Subsidiaries and its stockholders by strengthening the ability of the Company and its Subsidiaries to attract and retain key members of the executive management team.

2.    Definitions. Where the context of the Plan permits, words in the masculine gender shall include the feminine gender, the plural form of a word shall include the singular form, and the singular form of a word shall include the plural form. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

(a)    Administrator means, with respect to Participants other than the Chief Executive Officer of the Company, the Compensation Committee of the Board; and with respect to the Chief Executive Officer of the Company, the independent directors on the Board.

(b)    Award Year means the applicable performance period specified by the Administrator in the Incentive Award.

(c)    Base Salary means the annual base salary each Participant actually earns during the Award Year as an Eligible Employee (including any adjustments to such annual base salary during the Award Year), excluding, without limitation, incentives, bonuses, overtime pay, severance pay or other non-eligible post-employment pay, reimbursement of relocation and other expenses, auto allowances and employee and fringe benefits; provided, however, that the Base Salary of certain executives of non-U.S. Subsidiaries may include additional forms of remuneration determined by the Administrator.

(d)    Board means the board of directors of the Company.

(e)    Company means Hanesbrands Inc., a Maryland corporation, or any successor thereto.

(f)    Eligible Employee means any Section 16 Officer of the Company.

(g)    Incentive Award means the incentive compensation award made to an Eligible Employee under the Plan.

(h)    Participant means an Eligible Employee who is notified of eligibility for an Incentive Award pursuant to Section 3.

(i)    Performance Objectives means the performance objectives for the Award Year established by the Administrator pursuant to Section 4(b) of the Plan.

(j)    Plan means this Hanesbrands Inc. Annual Incentive Plan for Section 16 Officers.

(k)    Section 16 Officer means any officer of the Company whom the Board has determined is subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended.

(l)    Section 409A means Section 409A of the U. S. Internal Revenue Code and the applicable guidance issued thereunder.

(m)    Subsidiary means any corporation or entity of which the Company owns, directly or indirectly, at least 50% of the total voting power or in which it has at least a 50% economic interest.

(n)    Target Award Opportunity means the amount of the Incentive Award expressed as a percentage of a Participant’s Base Salary or an amount that a Participant will be entitled to receive if the relevant Performance Objectives have been attained at designated target performance levels.

3.    Eligibility and Participation.

(a)    Designation of Eligible Employees. The Administrator shall determine the Eligible Employees selected for participation in the Plan for each Award Year. The Administrator shall make such determination prior to the beginning of each Award Year or as soon as practicable thereafter. Those Eligible Employees selected to participate in the Plan will not take part in any similar annual incentive plan of the Company or a Subsidiary during the Award Year. An Eligible Employee shall not be entitled to participate in the Plan for an Award Year solely because the Eligible Employee was selected to participate in the Plan for any prior Award Year.

(b)    Newly Eligible Employees. In the event an individual is hired by the Company or a Subsidiary into a position or band level designated by the Administrator as a Section 16 Officer after the first day of an Award Year but prior to October 2 of such year, such Eligible Employee shall be eligible to receive an Incentive Award. In the event an individual is hired by the Company or a Subsidiary as a Section 16 Officer following October 1 of an Award Year, such Eligible Employee shall not be eligible to receive an Incentive Award with respect to such Award Year.

(c)    Change of Employment. In the event that, during an Award Year, unless otherwise determined by the Administrator, (i) an individual is promoted into a position or band level designated by the Administrator as a Section 16 Officer, such Eligible Employee shall be eligible to receive an Incentive Award for the remaining portion of the Award Year following such promotion; or (ii) the Company determines that a Participant is no longer a Section 16 Officer, the Participant shall be eligible to receive an Incentive Award under the Plan only with respect to the portion of such Award Year that the Participant was an Eligible Employee, and for the remainder of the Award Year shall be eligible to receive an award under the annual incentive plan of the Company applicable to such Participant’s position or band level.

4.    Incentive Awards.

(a)    Target Award Opportunities. Each Award Year, the Administrator shall establish Target Award Opportunities that will apply to each Participant for such Award Year. In the event that a Participant is promoted during the Award Year, unless otherwise determined by the Administrator, the Participant shall be eligible to receive an Incentive Award under the Plan equal to: (i) the Target Award Opportunity prior to such promotion multiplied by the Participant’s Base Salary prior to such promotion; plus (ii) the Target Award Opportunity following such promotion multiplied by the Participant’s Base Salary following such promotion.

(b)    Performance Objectives. The payment of Incentive Awards to Participants under the Plan shall be determined by the extent to which certain Performance Objectives have been attained with respect to each Award Year. The Performance Objectives shall consist of one or more objective business criteria determined by the Administrator including, but not limited to, any of the following (or an equivalent metric): (i) revenue; (ii) revenue growth; (iii) earnings before interest and taxes; (iv) earnings before interest, taxes, depreciation and amortization; (v) earnings per share; (vi) operating income; (vii) pre- or after-tax income; (viii) net operating profit after taxes; (ix) economic value added; (x) ratio of operating earnings to capital spending; (xi) cash flow (before or after dividends); (xii) free cash flow; (xiii) cash flow per share (before or after dividends); (xiv) net earnings; (xv) net sales; (xvi) sales growth; (xvii) share price performance; (xviii) return on assets or net assets; (xix) return on equity; (xx) return on capital (including return on total capital or return on invested capital); (xxi) cash flow return on investment; (xxii) total shareholder return; (xxiii) improvement in or attainment of expense levels; or (xxiv) improvement in or attainment of working capital levels, gross profit margin, operating profit margin, net income margin and leverage ratio.

The Administrator shall specify, for each Participant, the categories of Performance Objectives, the target, minimum, and maximum levels of performance for each Performance Objective, where appropriate, and the relative weight to be attributed to each Performance Objective. The Administrator may select one or more Performance Objectives and may apply those Performance Objectives on a corporate-wide, division/business segment basis, geographic or other basis. The Administrator may also designate certain qualitative individual Performance Objectives with respect to any Participant.

(c)    Notification of Incentive Award. As soon as reasonably practicable after the determination of Eligible Employees and the establishment of Target Award Opportunities and Performance Objectives are made, the Company shall notify Participants of their selection for participation in the Plan for such Award Year, and of the manner in which their Incentive Awards may be earned, including the Target Award Opportunity and Performance Objectives.

(d)    Evaluation of Performance. As soon as practicable following the end of each Award Year, the Administrator shall evaluate the extent to which the Performance Objectives have been met for the Award Year. The Administrator shall, in its sole discretion, adjust measurement of the attainment of Performance Objectives to exclude the impact of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring items, and the cumulative effects of tax or accounting changes.

(e)    Payment of Incentive Awards. Except as set forth in subsection (f) below or otherwise determined by the Administrator, a Participant must be employed by the Company or a Subsidiary and in good standing on the last day of the Award Year to receive payment of an Incentive Award. Incentive Awards shall be payable to Participants within two and one-half months after the end of the Award Year for which payment is being made (or as soon as practicable thereafter for Participants not subject to Section 409A), except to the extent a Participant defers all or a portion of an Incentive Award to a later date pursuant to a deferred compensation arrangement sponsored by the Company or a Subsidiary made in accordance with Section 409A. A Participant’s Incentive Award shall be paid in his or her payroll currency, unless otherwise determined in the Administrator’s sole discretion.

(f)    Certain Terminations of Employment. In the event a Participant’s employment with the Company or a Subsidiary is terminated during the Award Year due to the Participant’s death, total disability (as determined under the Company’s long-term disability plan applicable to the Participant or by the Social Security Administration or similar governmental agency), retirement (under a Company retirement plan applicable to the Participant), a termination by the Company or a Subsidiary without Cause, or, during the 24-month period following a Change in Control (as defined in the Hanesbrands Inc. Omnibus Incentive Plan (as amended and restated) or any successor plan), the Participant’s voluntary termination for Good Reason, and the Participant is in good standing immediately prior to termination, the Participant’s (or the Participant’s estate, as applicable) Incentive Award will be paid at the same time as Incentive Awards are paid to active Participants, generally, for the Award Year, based on the satisfaction of the applicable Performance Objectives.

For the purposes of this Plan, “Cause” and “Good Reason” shall have the meaning provided in any applicable severance plan or agreement between the Participant and the Company or a Subsidiary, or, if no such plan or agreement exists, (i) “Cause” shall mean the Participant has been convicted of (or pled guilty or no contest to) a felony or any crime involving fraud, embezzlement, theft, misrepresentation or financial impropriety; willfully engaged in misconduct resulting in material harm to the Company; willfully failed to perform duties after written notice; or is in willful violation of Company policies resulting in material harm to the Company, and (ii) “Good Reason” shall mean (A) a material adverse change in the Participant’s duties or responsibilities, (B) a reduction in the Participant’s annual base salary (except any reduction of not more than 10 percent), (C) a material reduction in the Participant’s level of participation in any of the Company’s short- and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices or arrangements in which the Participant participates (except for any reduction applicable to all senior executives), (D) the Company’s requiring the Participant to be based at an office location which is at least 50 miles from his or her office location at the time of the Change in Control.

(g)    Administrator Discretion. To the extent permissible under local regulations, the Administrator shall have the sole discretion to reduce the amount of any payment under any Incentive Award that would otherwise be made to any Participant or to decide that no payment shall be made. The Administrator shall also have the sole discretion to increase the amount of any payment under any Incentive Award that would otherwise be made to any Participant.

(h)    Incentive Award Not Included for Purposes of Determining Other Compensation. Payments and other benefits received by a Participant under an Incentive Award made pursuant to the Plan generally shall not be deemed a part of a Participant’s compensation for purposes of determining the Participant’s benefits under any other employee benefit plans or arrangements provided by the Company or a Subsidiary, unless the Administrator expressly provides otherwise in writing or unless expressly provided under such plan.

(i)    Nonduplication of Incentive Award. In the event that, pursuant to a Company-sponsored severance plan or agreement, or other written agreement, a Participant would be entitled to receive an amount upon termination of employment that represents such Participant’s annual incentive compensation for the year of such Participant’s termination of employment, the Participant shall receive an amount under such plan or agreement and shall not be entitled to an Incentive Award under this Plan for the Award Year in which such Participant’s termination of employment occurred.

5.    Administration.

(a)    Administrator’s Authority. The Plan shall be administered by the Administrator, which shall have the sole discretion and authority to interpret, construe and administer the Plan in accordance with the provisions herein set forth and to resolve any issues arising out of, relating to, or resulting from its administration and operation. The Administrator’s interpretation and construction hereof, and actions hereunder, or the amount or recipient of the payments to be made herefrom, shall be binding and conclusive on all persons for all purposes, subject to the requirements of any applicable local regulation and/or specific contractual obligations.

(b)    Non-US Employees. In the event any Incentive Award under this Plan is granted to an employee who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Administrator may, in its sole discretion: (i) modify the provisions of the Plan as they pertain to such individuals to comply with applicable law, regulation or accounting rules consistent with the purposes of the Plan; and (ii) cause the Company to enter into an internal accounting transaction with any local branch or affiliate consistent with internal accounting/audit protocols and pursuant to which such branch or affiliate will reimburse the Company for the cost of such incentives.

(c)    Expenses. The expenses of administering the Plan shall be paid by the Company and each Subsidiary and shall not be charged against the Plan.

6.    Amendment or Termination. The Plan may be amended or terminated at any time and for any reason by the Administrator. The Plan is specifically designed to guide the Company in granting Incentive Awards and shall not create any contractual right of any employee to any Incentive Award prior to the payment of such award.

7.    Nontransferability. No Incentive Award payable hereunder, nor any right to receive any future Incentive Award hereunder, may be assigned, alienated, sold, transferred, anticipated, pledged, encumbered, or subjected to any charge or legal process, and if any such attempt is made, or a person eligible for any Incentive Award hereunder becomes bankrupt, the Incentive Award under the Plan which would otherwise be payable with respect to such person may be terminated by the Administrator which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such award that it deems appropriate.

8.    Withholding/Rights of Offset/Recoupment. The Company shall have the right to deduct and withhold from all Incentive Awards all federal, provincial, state, and local taxes as may be required by law. In addition to the foregoing:

(a)    Offsets. The Company shall have the right to offset against the amount of any Incentive Award which would otherwise be payable hereunder, the amount of any debt, judgment, claim, expense or other obligation owed at such time by the Participant to the Company or any Subsidiaries. By accepting an Incentive Award, a Participant consents to and authorizes the Company to deduct any amounts owed to the Company under this Section from any amounts payable by the Company for any reason. This right of offset is in addition to any other remedies the Company may have.

(b)    Wrongful Conduct. If a Participant engages in any activity inimical, contrary or harmful to the interests of the Company or any Subsidiary, including but not limited to: (1) without the prior written consent of the Company, counseling or becoming employed by, or otherwise engaging or participating in, or performing consulting services for, any Competing Business (regardless of whether the Participant receive any compensation of any kind), where “Competing Business” means any business that competes with any business that the Company or its Subsidiaries conducted as of the date the Participant’s employment terminates with the Company and its Subsidiaries, (2) violating the Company’s Global Code of Conduct, (3) without the prior written consent of the Company, inducing or attempting to induce any employee of the Company or its Subsidiaries to leave the employ of the Company or its Subsidiaries, interfering with the relationship between the Company or its Subsidiaries and any employee or prospective employee thereof, or hiring or causing the hiring of any person who is an employee of the Company or its Subsidiaries, (4) without the prior written consent of the Company, calling on, soliciting or servicing any customer of the Company or its Subsidiaries in order to induce or attempt to induce such person or entity to cease or reduce doing business with the Company or its Subsidiaries or interfering with the relationship between the Company or its Subsidiaries and any such customer, (5) disclosing or misusing any confidential information regarding the Company or its Subsidiaries, (6) participating in any activity not approved by the Board which could reasonably be foreseen as contributing to or resulting in a change in control of the Company, or (7) disparaging, orally or in writing, the business, products, policies, decisions, directors, officers or employees of the Company or its Subsidiaries to any person (all such activities described in (1)-(7) above collectively referred to as “wrongful conduct”), then, to the extent permitted by law, the Participant shall pay to the Company in cash an indemnity amounting to the amount paid with respect to an

Incentive Award within the 12-month period immediately preceding such wrongful conduct. Notwithstanding anything in this Plan to the contrary, a Participant shall not be restricted from: (i) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, the Participant shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by such Participant; or (ii) reporting possible violations of laws of the Participant’s country or of United States federal, state or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of the laws of the Participant’s country or of United States federal, state or local law or regulation. In the event of (ii), the Participant shall not need the prior authorization of the Company to make any such reports or disclosures and shall not be required to notify the Company that the Participant has made such reports or disclosures.

(c)    Other Recoupment Policies. Any incentive compensation paid to a Participant under the Plan or any other incentive compensation plan maintained by the Company shall be subject to policies established and amended from time to time by the Company regarding the recovery of erroneously-awarded compensation from current and former employees.

9.    Section 409A. Where applicable, Incentive Awards paid under this Plan are intended to be “short-term deferrals” within the meaning of Section 409A. To the extent any amounts payable hereunder are deferred compensation within the meaning of Section 409A, the terms of this Plan shall be applied consistent with the requirements of Section 409A.

10.    Claim To Incentive Awards and Employment Rights. Nothing in this Plan shall require the Company or any Subsidiaries to segregate or set aside any funds or other property for purposes of paying all or any portion of an Incentive Award hereunder. No Participant shall have any right, title or interest in or to any Incentive Award hereunder prior to the actual payment thereof, nor to any property of the Company or any Subsidiaries. Neither the adoption of the Plan nor the continued operation thereof shall confer upon any employee any right to continue in the employ of the Company or any Subsidiaries or shall in any way affect the right and power of the Company or any Subsidiaries to dismiss or otherwise terminate the employment of any employee at any time for any reason, with or without cause (to the extent a termination without cause is permissible under local regulations).

11.    Construction. Titles and headings of sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. In the event any provision of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provisions had never been contained in the Plan.

12.    Governing Law. All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the State of North Carolina without regard to any conflict of laws principles.

13.    Severability. In the event any provision of this Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision(s) had never been contained in the Plan.